Non-GAAP Wireless Reconciliations
Wireless Segment Adjusted [1] OIBDA
AT&T Inc.
Dollars in Millions

Quarter Ended June 30, 2007		Adjusting Items
	GAAP	Integration Costs	Intangible Amortization	Adjusted
Service Revenue	$ 9,540			$ 9,540
Equipment Revenue	855			855
Total Operating Revenues	$ 10,395	$ -	$ -	$ 10,395

Operating Expenses
Cost of Services and Equipment Sales	3,941	(48)	-	3,893
Selling, General and Administrative	3,040	(115)	-	2,925
Depreciation and Amortization	1,810	(83)	(737)	990
Total Operating Expenses	8,791	(246)	(737)	7,808

Operating Income	1,604			2,587

Plus: Depreciation and Amortization	1,810			990
OIBDA	3,414			3,577
OIBDA as a % of Service Revenue	35.8%			37.5%

Quarter Ended June 30, 2006		Adjusting Items
	GAAP	Integration Costs	Intangible Amortization	Adjusted
Service Revenue	$ 8,302			$ 8,302
Equipment Revenue	923			923
Total Operating Revenues	$ 9,225	$ -	$ -	$ 9,225

Operating Expenses
Cost of Services and Equipment Sales	3,846	(67)	-	3,779
Selling, General and Administrative	2,757	(19)	-	2,738
Depreciation and Amortization	1,605	(77)	(336)	1,192
Total Operating Expenses	8,208	(163)	(336)	7,709

Operating Income	1,017			1,516

Plus: Depreciation and Amortization	1,605			1,192
OIBDA	2,622			2,708
OIBDA as a % of Service Revenue	31.6%			32.6%

1 OIBDA is defined as operating income (loss) before depreciation and amortization. OIBDA differs from segment operating income (loss), as calculated in accordance with GAAP, in that it excludes depreciation and amortization. OIBDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for distributions, reinvestment, or other discretionary uses. OIBDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with GAAP. Our calculation of OIBDA, as presented, may differ from similarly titled measures reported by other companies.